UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_____________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

_____________________________________________

Date of Report (Date of earliest event reported):    March 4, 2015

THE FRESH MARKET, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	1-34940 (Commission File Number)	56-1311233 (IRS Employer Identification No.)

628 Green Valley Road, Suite 500, Greensboro, NC 27408

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (336) 272-1338

Not Applicable

(Former name or former address, if changed since last report)
_____________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On March 4, 2015, The Fresh Market, Inc. (the “Company”) entered into a Second Renewal Agreement (the “Second Renewal Agreement”) with Burris Logistics (“Burris”) to renew the parties’ existing Supply and Service Agreement, dated as of January 26, 2007 (the “Original Agreement”), as amended by the Renewal Agreement, dated as of October 28, 2011 (the “Renewal Agreement”), and the Letter Agreement, dated as of May 4, 2012 (the “Letter Agreement,” and together with the Original Agreement and the Renewal Agreement, collectively as amended, the “Existing Agreement”). A copy of the Original Agreement was attached as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 3, 2010, and copies of the Renewal Agreement and the Letter Agreement were attached as Exhibits 10.2 and 10.1, respectively, to the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on December 8, 2011 and June 7, 2012, respectively.

Pursuant to the Second Renewal Agreement, Burris will continue to provide the inventory management, warehousing and transportation services for the Company that it has provided under the Existing Agreement. The Second Renewal Agreement also provides that the term of the Existing Agreement, which otherwise would have expired by its terms on February 5, 2016, will be extended through August 5, 2017 for the GA Facility (as defined in the Renewal Agreement) and through February 3, 2018 for the Northeast Facility (as defined in the Renewal Agreement). In addition, the Second Renewal Agreement provides for revised pricing and other financial terms.

The foregoing summary of certain terms of the Second Renewal Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the Company’s first quarter of fiscal 2015.

 Item 2.02    Results of Operations and Financial Condition.

The information under this Item 2.02, including the exhibit attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

On March 5, 2015, the Company issued a press release regarding its financial results for the thirteen and fifty-two weeks ended January 25, 2015. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 2.02 by reference.

Item 2.05    Costs Associated with Exit or Disposal Activities.
On March 5, 2015, the Company announced a strategic initiative to close its operations in California, which include three stores in Palo Alto, Santa Barbara and Laguna Hills, in order to focus on higher growth opportunities. This decision is consistent with the Company’s previously announced strategy to concentrate its unit growth resources in the eastern half of the United States over the next three years. Despite the improving results of these stores in California, the Company concluded that the pace of store growth was going to be slower than anticipated and believes it can achieve more consistent financial results and a better return on its investments by continuing to grow in markets within or closer to its existing markets at this time.
The Company expects to incur approximately $20 million to $26 million in charges related to future fixed asset and inventory disposals, lease obligations, employee severance costs, and other miscellaneous expenses in future periods relating to the store closure activities. The Company is targeting the store closure activities to be completed in fiscal 2015. The Company estimates that the foregoing charges will result in future cash expenditures of approximately $15 million.
The above charges are estimates, and the actual charges may vary materially based on various factors, including timing of the closures; factors relating to real estate including the timing and amount of sublease income and other lease expense; actual employee terminations and benefits; changes in management’s assumptions and other plans; and other factors.
This initiative is announced in the press release that is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

The following exhibit is furnished herewith:

Exhibit No.	Description

99.1	Press Release of The Fresh Market, Inc. dated March 5, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FRESH MARKET, INC.

Dated: March 5, 2015	By:	/s/ Jeffrey B. Short
Name: Jeffrey B. Short
Title: Vice President - Controller
(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of The Fresh Market, Inc. dated March 5, 2015